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                                                                     EXHIBIT 8.2


DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201
                                       Employer Identification Number:
Date:  Dec 23 1998                           13-1299890

SHELL OIL COMPANY                      DLN:  17007266000028
C/O DANNY MARTIN
SHELL OIL COMPANY                      Person to Contact:
910 LOUISIANA ROOM 4378                      CINDY PERRY
HOUSTON, TX 77002
                                       Contact Telephone Numbers:
                                             (877) 829-5500

                                       Plan Name:
                                             SHELL PROVIDENT FUND PLAN

                                       Plan Number: 002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated September 15, 1998. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendment(s) executed on August 15, 1997.

         This determination letter is also applicable for the amendment(s) dated on July 28, 1997.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.


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SHELL OIL COMPANY                      2



         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a general test described in the regulations.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefitting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter considers the amendments required by the Tax Reform of 1986, except as otherwise specified in this letter.

         Except as otherwise specified, this letter may not be relied upon with respect to whether the plan satisfies the changes in the qualification requirements made by the Uruguay Round Amendments Act (GATT) Pub. L. 103-465, the Taxpayer Relief Act of 1997 Pub. L. 105-34, and the changes in the qualification requirements of the Small Business Job Protection Act of 1996 Pub.
L. 104-188 other than the requirements of Code section 401(a)(26).

         The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

         The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in this power of attorney.

         If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                         Sincerely yours,

                                         /s/ Glen E. Henderson

                                         District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide for Employee Benefit Plans
Addendum
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SHELL OIL COMPANY                      3



This determination also applies to the amendments dated November 27, 1996, April 1, 1996, December 20, 1995, February 28, 1995, March 1, 1995, February 13, 1995,
and December 31, 1994.

This letter also applies to the controlled group members who have adopted this plan as shown on the attachment to the application.